EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.
7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO)
952/930-9000
Richard G. Cinquina
Equity Market Partners
904/261-2210

Appliance Recycling Centers of America (ARCA) Announces Extensions

Of Connecticut and San Diego Energy-Efficiency Appliance Recycling Contracts

Minneapolis, MN—February 4, 2005—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced the 2005 extensions of two appliance recycling programs sponsored by electric utilities in Connecticut and California.

The Connecticut residential energy-efficiency program is jointly managed by The United Illuminating Company and The Connecticut Light & Power Company. The California program is sponsored by San Diego Gas & Electric.

As previously reported, ARCA is also handling energy-efficiency appliance recycling operations in 2005 for:

•                  Southern California Edison Company under California’s Statewide Residential Appliance Recycling Program, which, combined with the San Diego Gas & Electric program, serves the entire southern half of California.

•                  Wisconsin Public Power, a statewide power company owned by 37 municipalities that operate electric utilities serving 145,000 homes and businesses.

•                  Austin Energy, the nation’s 10th largest community-owned electric utility, serving 360,000 customers within the city of Austin and surrounding counties.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, said: “We are very pleased to continue working with United Illuminating, Connecticut Light & Power and San Diego Gas & Electric in 2005. ARCA’s growing revenues in this area appear to signal a heightening awareness among states and municipalities for cost-effective measures aimed at conserving energy. Backed by our pioneering recycling processes and systems, we are well positioned to capitalize on today’s renewed interest in residential energy efficiency programs.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy efficiency programs of electric utilities. In addition, through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns, open cartons and scratch-and-dent units, typically are not integrated into normal distribution channels. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of January 2005, ApplianceSmart was operating 12 factory outlets: five in the

Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; one in San Antonio, Texas; and one in Los Angeles.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web site at www.arcainc.com